Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS REVENUE OF $30.0 MILLION AND

ACHIEVES PROFITABILITY IN SECOND QUARTER

Lead Management Revenue Increased 14%; Peripheral Atherectomy Revenue up 8%

COLORADO SPRINGS, Colo. (July 28, 2010) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three and six months ended June 30, 2010.

Revenue for the second quarter of 2010 was $30.0 million, up 3% compared with revenue of $29.0 million for the second quarter of 2009.  Pre-tax income for the second quarter of 2010 was $124,000, compared with a pre-tax loss of ($2.3) million in the second quarter of 2009.

“Our Lead Management products continued their strong growth rate, increasing 14% over last year’s second quarter. Further, the recently introduced Turbo-Tandem™ achieved sales of $1.4 million in the second quarter, helping drive peripheral atherectomy product sales up 8%,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer.  “Notwithstanding $300,000 of costs associated with a voluntary QuickCat™ product recall, we achieved a pre-tax profit for the second quarter, which reflects continued focus on productivity and expense management.  We believe this discipline will drive further profitability in the second half of the year.”

Pre-tax income in the second quarter of 2010 includes a $60,000 credit, due to an insurance reimbursement related to federal investigation costs.  The pre-tax loss during the second quarter of 2009 included $982,000 of costs associated with the federal investigation, and $170,000 in employee termination costs. Excluding these special items in both periods, the adjusted pre-tax income was $64,000 in the second quarter of 2010, compared with an adjusted pre-tax loss of ($1.2) million in the second quarter of 2009.

Net income for the second quarter of 2010 was $91,000, or $0.00 per diluted share, compared with a net loss of ($2.3) million, or ($0.07) per share, in the second quarter of 2009.  Excluding the special items discussed above, adjusted net income for the second quarter of 2010 was $31,000, or $0.00 per diluted share, compared with an adjusted net loss of ($1.2) million, or ($0.04) per share, in the second quarter of 2009.

A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under Reconciliation of Non-GAAP Financial Measures.

Second Quarter Revenue Review

Vascular Intervention revenue rose slightly to $16.1 million, Lead Management revenue increased 14% to $10.0 million, laser equipment revenue declined 19% to $1.6 million, and service and other revenue rose 2% to $2.3 million, all compared with the second quarter of 2009.  Vascular Intervention sales include three product lines — atherectomy (including peripheral and coronary), which increased 5%, crossing solutions, which decreased 5%, and thrombectomy, which decreased 5%, all compared with the second quarter of 2009.

On a geographic basis, revenue in the United States was $26.0 million in the second quarter of 2010, an increase of 6% from the prior year second quarter.  International revenue totaled $4.0 million, a decrease of 11% from the second quarter of 2009.

Year-to-Date Financial Results

Revenue for the first half of 2010 rose 5% to $59.0 million, from $56.3 million for the first half of 2009.

Year-to-date 2010 Vascular Intervention revenue was up 1% to $31.6 million, Lead Management revenue was up 18% to $19.9 million, laser equipment revenue declined 15% to $2.9 million, and service and other revenue declined 2% to $4.6 million, all compared with the first six months in 2009.  Vascular Intervention sales include three product lines — atherectomy (including peripheral and coronary), which increased 3%, crossing solutions, which decreased 3%, and thrombectomy, which increased 1%, all compared with the first six months of 2009.

On a geographic basis, revenue in the United States was $50.8 million during the six months ended June 30, 2010, an increase of 6% from the comparable period last year.  International revenue totaled $8.2 million, a decrease of 1% from the first six months of 2009.

Mr. Geisenheimer continued, “Despite strong growth in peripheral atherectomy and Lead Management revenue during the first half, our total sales were affected by less than anticipated international revenue as well as coronary atherectomy and thrombectomy revenue within the U.S. Further, we anticipate foreign currency exchange rates to put downward pressure on international revenue in the second half of this year.  As a result, we now expect a slower revenue growth rate internationally than in the U.S. for the full year of 2010.”

The pre-tax loss for the first half of 2010 was ($800,000), compared with a pre-tax loss of ($5.2) million in the first half of 2009.  The pre-tax loss in the first half of 2010 includes legal and related costs of $293,000 associated with the federal investigation.  The pre-tax loss during the first half of 2009 included $2.4 million of costs associated with the federal investigation, and $170,000 in employee termination costs.  Excluding these special items in both periods, the adjusted pre-tax loss was ($507,000) in the first half of 2010, compared with an adjusted pre-tax loss of ($2.7) million in the first half of 2009.

The net loss for the first half of 2010 was ($867,000), or ($0.03) per share, compared with a net loss of ($5.1) million, or ($0.16) per share, in the first half of 2009.  Excluding the special items discussed above, the adjusted net loss in the first half of 2010 was ($574,000), or ($0.02) per share, compared with an adjusted net loss of ($2.6) million, or ($0.08) per share, in the first half of 2009.

A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under Reconciliation of Non-GAAP Financial Measures.

Cash, cash equivalents and current investment securities totaled $21.9 million at June 30, 2010, compared with $19.1 million at December 31, 2009. In addition, the Company holds $6.7 million of auction-rate securities at June 30, 2010, a decrease from $9.8 million at December 31, 2009 due primarily to the sale of one of the auction rate security positions during the first quarter of 2010.  These securities are included as “investment securities — non-current” on the balance sheet.

2010 Outlook

The Company has updated its outlook for 2010 full year performance, which is described below.

Due to our continued focus on productivity and expense management and an expectation that second half revenue will be stronger than the first half in both Vascular Intervention and Lead Management, management continues to expect a pre-tax profit for the year ended December 31, 2010.

The Vascular Intervention revenue growth rate during 2010 as compared with 2009 is now anticipated to be three to five percent as compared with our previous outlook for a growth rate in the high single digits to low-teens.  The growth rate for peripheral atherectomy, which is the largest product category within Vascular Intervention, is anticipated to be in the range of 11% to 13%.

Management reiterates its Lead Management revenue percentage growth rate in the mid-teens for 2010 as compared with 2009.

Laser equipment revenue and service and other revenue are now expected to decrease by approximately 5% as compared with our previous outlook for growth in the low to mid-single digits.

Gross margin is expected to be approximately 72%, which is at the high end of the previously provided range of 71% to 72% for the year ended December 31, 2010.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results.  Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers.  The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 87776205.  The web site replay will be available for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of problematic pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of problematic pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with legal proceedings, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts.  For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company’s use of these non-GAAP measures, can be found in Reconciliation of Non-GAAP Financial Measures immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION

Condensed Consolidated Statements of Operations

(000’s, except per share data and percentages)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$30,025	$29,032	$59,035	$56,335
Cost of products sold	8,540	8,275	16,907	16,546
Gross profit	21,485	20,757	42,128	39,789
Gross margin %	72%	71%	71%	71%
Operating expenses:
Selling, general and administrative	17,851	17,991	35,473	35,383
Research, development and other technology	3,608	4,054	7,307	7,336
Federal investigation legal and other costs	(60)	982	293	2,355
Employee termination costs	—	170	—	170
Total operating expenses	21,399	23,197	43,073	45,244
Operating income (loss)	86	(2,440)	(945)	(5,455)
Other income, net	38	98	145	214
Income (loss) before taxes	124	(2,342)	(800)	(5,241)
Income tax (expense) benefit	(33)	40	(67)	102
Net income (loss)	$91	$(2,302)	$(867)	$(5,139)

Income (loss) per common and common equivalent share — basic and diluted	$0.00	$(0.07)	$(0.03)	$(0.16)

Weighted average shares outstanding
Basic	33,088	32,236	33,080	32,184
Diluted	34,257	32,236	33,080	32,184

THE SPECTRANETICS CORPORATION

Condensed Consolidated Balance Sheets

(000’s)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$21,894	$19,053
Restricted cash	—	817
Accounts receivable, net	16,884	16,328
Inventories	9,119	8,462
Deferred tax asset, current	1,496	1,406
Other current assets	2,192	2,054
Total current assets	51,585	48,120
Property, plant and equipment, net	30,310	31,475
Investment securities, non-current	6,700	9,800
Deferred tax asset, non-current	4,989	5,079
Goodwill	5,569	5,569
Other assets	512	640
Total assets	$99,665	$100,683
Liabilities and stockholders’ equity
Current liabilities	$14,629	$15,162
Non-current liabilities	602	593
Stockholders’ equity	84,434	84,928
Total liabilities and stockholders’ equity	$99,665	$100,683

THE SPECTRANETICS CORPORATION

Supplemental Financial Information

(Unaudited)

Financial Summary

(000’s, except laser sales and installed base	2009			2010
amounts)	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr

Disposable products revenue:
Vascular Intervention revenue	$16,017	$15,429	$15,204	$15,504	$16,088
Lead Management revenue	8,773	9,839	9,997	9,919	10,029
Total disposable products revenue	24,790	25,268	25,201	25,423	26,117

Service and other revenue	2,294	2,192	2,461	2,264	2,339

Laser revenue:
Equipment sales	843	150	734	—	313
Rental fees	1,105	1,231	1,265	1,323	1,256
Total laser revenue	1,948	1,381	1,999	1,323	1,569

Total revenue	29,032	28,841	29,661	29,010	30,025

Non-GAAP adjusted pre-tax income (loss) excluding special items (1)	(1,190)	641	607	(571)	64
Pre-tax income (loss)	(2,342)	(2,492)	(5,514)	(924)	124

Cash flow (used in) generated by operating activities	(1,132)	2,219	(4,481)	(693)	2,048
Total cash and current investment securities	15,623	18,298	19,053	21,058	21,894
Laser sales summary:
Laser sales from inventory	4	1	5	0	1
Laser sales from evaluation/rental units	1	1	0	0	1
Total laser sales	5	2	5	0	2

(1)  Non-GAAP adjusted pre-tax income (loss) excluding special items is a non-GAAP financial measure.
Please refer to the non-GAAP reconciliation tables following this table.

Worldwide Installed Base Summary:

Laser sales from inventory	4	1	5	0	2
Rental placements	21	25	16	17	10
Evaluation placements	5	4	7	5	5
Laser placements during quarter	30	30	28	22	17
Buy-backs/returns during quarter	(21)	(17)	(15)	(13)	(11)
Net laser placements during quarter	9	13	13	9	6
Total lasers placed at end of quarter	876	889	902	911	917

Reconciliation of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below.  An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION

Reconciliation of Pre-Tax Income (Loss) to Non-GAAP Adjusted Pre-Tax Income (Loss)
(000’s)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Pre-tax income (loss), as reported (1)	$124	$(2,342)	$(800)	$(5,241)
Federal investigation legal and other costs (2)	(60)	982	293	2,355
Employee termination costs (3)	—	170	—	170
Non-GAAP adjusted pre-tax income (loss)	$64	$(1,190)	$(507)	$(2,716)

(1)   Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item.  As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

(2)   As previously disclosed in filings with the SEC, on September 4, 2008, the Company was jointly served by the FDA and U.S. Immigration and Customs Enforcement with a search warrant issued by the United States District Court, District of Colorado.  The Company incurred significant legal and other expenses in this matter, beginning in the third quarter of 2008.

(3)   In the second and third quarters of 2009, the Company eliminated certain positions in order to streamline operations.  As a result, the Company recorded severance obligations totaling $170,000 for the three and six months ended June 30, 2009.

THE SPECTRANETICS CORPORATION

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and
Net Income (Loss) per Share to Non-GAAP Adjusted Net Income (Loss) per Share
(000’s, except per share data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
	Net income	Impact per diluted share (1)	Net loss	Impact per diluted share (1)	Net loss	Impact per diluted share (1)	Net loss	Impact per diluted share (1)
Net income (loss), as reported	$91	$0.00	$(2,302)	$(0.07)	$(867)	$(0.03)	$(5,139)	$(0.16)
Federal investigation legal and other costs	(60)	(0.00)	982	0.03	293	0.01	2,355	0.07
Employee termination costs	—	—	170	0.01	—	—	170	0.01
Non-GAAP adjusted net income (loss)	$31	$0.00	$(1,150)	$(0.04)	$(574)	$(0.02)	$(2,614)	$(0.08)

(1)   Per share amounts may not add due to rounding.

(2)   In 2009 and 2010, the Company has not incurred any federal income tax expense or benefit; accordingly, there is no tax effect associated with these costs.

Spectranetics uses the non-GAAP financial measures described above as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business. The Company’s management uses the non-GAAP financial measures used in this release to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.

Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:

•      The federal investigation legal and other costs and employee termination costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per share.

•      Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•      The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.

Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.

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